

our administrative offices
wellsboro, pa.

Citizens & Northern Corporation

2009 annual highlights

CITIZENS & NORTHERN CORPORATION

CORPORATE PROFILE

Citizens & Northern Corporation is a bank holding company with assets exceeding $1.3 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 24 banking offices in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties.

In addition, the corporation's subsidiary, First State Bank, operates banking offices in Canisteo and Hornell, NY in Steuben County.

Investment and insurance products are offered through Citizens & Northern Bank's subsidiary, C&N Financial Services Corp. Trust services are offered by Citizens & Northern Bank and First State Bank through the C&N Trust and Financial Management Group.

Citizens & Northern Corporation stock trades on the NASDAQ Capital Market Securities under the symbol CZNC.

Citizens & Northern Corporation officers include: Charles H. Updegraff, Jr., president and chief executive officer; Mark A. Hughes, treasurer; and Jessica R. Brown, corporate secretary.



PRESIDENT'S LETTER

Charles H. Updegraff, Jr.
President
Chief Executive Officer

2009 proved to be the most trying year in the history of Citizens & Northern Corporation.

C&N reported a net loss of $40.8 million in 2009 compared to net income of $10.1 million in 2008. As previously discussed in our last four quarterly reports, net income was substantially affected by other-than-temporary impairment (OTTI) charges on available-for-sale securities. 2009 OTTI charges amounted to $85.4 million as compared to $10.1 million in 2008.

While I understand it is little consolation, we began to also report "core earnings" each quarter of 2009. These core earnings illustrate that our losses were almost exclusively contained within our available-for-sale securities portfolio. When you peel away the OTTI charges, you see that net income for 2009 was $15.1 million, or $1.6 million less than 2008. This is despite the fact that all banks had to pay considerably more FDIC insurance in 2009. For us, that was an additional $1.8 million.

(Continued Page 2)

Message To Our Shareholders

We expect that future earnings will be higher than reported in 2009 and that they will return to levels to which our shareholders have become accustomed.

PRESIDENT'S LETTER

(Continued from Page 1)

We are confident that the majority of OTTI charges are behind us. The recovery of our national economy will have significant impact on limiting future charges. We expect that future earnings will be higher than reported in 2009 and that they will return to levels to which our shareholders have become accustomed.

An example of improved earnings is the $4.2 million net income that we reported for the fourth quarter of 2009. Over the past year our assets increased $40.0 million, or 3.1%, net loans declined $22.3 million, or 3.0%, while deposits and repo sweep accounts grew $59.0 million or 6.5%. The management team is acutely aware of the challenges we face to post the earnings our shareholders deserve and have pledged to work diligently in pursuit of those results.

" The management team is acutely aware of the challenges we face to post the earnings our shareholders deserve and have pledged to work diligently in pursuit of those results."

During 2009 C&N took several steps to maintain a strong capital position while experiencing a weak economy and the previously discussed OTTI charges. In January of 2009 C&N participated in the Capital Purchase Plan by issuing $26.44 million in senior preferred stock to the U.S. Treasury. In December of 2009 C&N completed a common stock offering of $21.4 million net of fees. The successful common stock offering, along with solid future earnings, positions the corporation to redeem the senior preferred stock subject to U.S. Treasury and C&N Board of Directors approval.

Your management team, while learning from the past, is focused on the future. We see opportunity in the markets we serve. Our employees are dedicated to providing superior customer service, which enables our clients and customers to achieve their financial dreams and goals.

As shareholders you have suffered greatly by our poor financial performance over the past year. During my short tenure as president and chief executive officer I have had the opportunity to talk with many of you. I welcome your questions and comments - positive or negative. One thing that I can guarantee you is that all C&N employees will work to the best of their abilities to enhance long-term shareholder value. Thank you for your support of the C&N team!

A TRIBUTE

To Craig G. Litchfield and 37 Years of Dedicated Service



For 37 years, Craig G. Litchfield, retired C&N president, chairman and CEO, dedicated his working life to Citizens & Northern Corporation. When Craig retired at the end of last year, he had served C&N and his community with a rare dedication and selflessness. Since assuming the C&N presidency in 1996, Craig has been the key architect of the company's growth from a 15-office, $431 million financial institution to a 26-office, $1.3 billion holding company with offices in two states.

Not only dedicated to Citizens & Northern, Craig has also been a driving force to better the lives of residents in the communities the corporation serves. Under his watch, numerous non-profit and charitable organizations have been beneficiaries of corporate contributions, providing much needed funding to local non-profit agencies within the C&N market footprint.

A man of varied interests, he has given his time and talent to numerous community organizations, sharing his vast financial expertise, along with a healthy dose of wit and wisdom. Among his many civic contributions, Craig has served as treasurer of Laurel Health System, a director for Growth Resources of Wellsboro, the Wellsboro Chamber of Commerce and the Deane Center Foundation. He has given his time as chairman of the Grand Canyon Airport Authority and the Etner Foundation and served as a trustee for his alma mater, Mansfield University.

His past banking affiliations include director of the Atlantic Central Bankers Bank, chairman of the Pennsylvania Bankers Association's Grassroots Committee, former PBA chairman and member of the PBA's Government Relations Committee.

Craig's vision positioned C&N to become a leader in banking technology. Under his tutelage C&N has maintained its position as market leader in its footprint. As CEO, Craig was committed to his employees, customers and shareholders and to the community he calls home.

We wish you well, Craig, and thank you for your dedication to C&N.

A look back...



1976 - Craig with fellow C&N employees Kris Karschner, Nida Henkiel and Sandy Andrews.

Below - 1993 - Craig, then vice president, with Robert Anderson, vice president and Paul M. Ritter, vice president and trust officer.





1996 - Craig takes over as president and CEO from William K. Francis

FIVE YEAR PERFORMANCE

NET INCOME/LOSS AVAILABLE TO COMMON SHAREHOLDERS
in thousands


$12,984
$11,986
$10,424
$10,059
($40,763)
'05
'06
'07
'08
'09

TOTAL SHAREHOLDERS' EQUITY
in thousands


$131,968
$129,888
$137,781
$122,026
$152,410
'05
'06
'07
'08
'09

TOTAL ASSETS
in thousands


$1,162,954
$1,127,368
$1,283,746
$1,281,637
$1,321,795
'05
'06
'07
'08
'09

DEPOSITS
in thousands


$757,065
$760,349
$838,503
$864,057
$926,789
'05
'06
'07
'08
'09

GROSS LOANS
in thousands


$653,299
$687,501
$735,941
$743,544
$721,603
'05
'06
'07
'08
'09

CASH DIVIDENDS DECLARED PER SHARE


$0.93
$0.96
$0.96
$0.96
$0.72
'05
'06
'07
'08
'09

OUR EXECUTIVE TEAM



Seated, from left, Deborah E. Scott, EVP and trust division director; Charles H. Updegraff, Jr., president and CEO and Dawn A. Besse, EVP and chief credit officer. Standing, from left, Harold F. Hoose, III, EVP and director of lending; Thomas L. Rudy, Jr., EVP and director of branch delivery; George R. Raup, EVP and chief information officer and Mark A. Hughes, EVP and chief financial officer.

CONTACT US

Client Contact Center	1-800-726-2265
Internet Banking	1-877-838-2517
Telephone Banking	1-877-622-5526
C&N Financial Services	
Wellsboro	1-866-ASK-CNFS
Coudersport	814-274-1929

On the Web:
www.cnbankpa.com
www.fsbcanisteo.com

Trust and Financial Management Group	
Wellsboro	1-800-487-8784
Sayre	1-888-760-8192
Towanda	1-888-987-8784
Williamsport	1-866-732-7213
Canisteo, NY	607-698-4295
Coudersport	814-274-1929
Emporium	814-274-1927

QUARTERLY SHARE DATA

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. The Corporation's stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC.

The following table sets forth the approximate high and low sales price of the common stock during 2009 and 2008:

2009

	High	Low	Dividend Declared per Quarter
First Quarter	$20.94	$14.06	$0.24
Second Quarter	$22.46	$16.46	$0.24
Third Quarter	$22.06	$14.50	$0.24
Fourth Quarter	$15.14	$8.15	$0.00

2008

	High	Low	Dividend Declared per Quarter
First Quarter	$21.00	$16.85	$0.24
Second Quarter	$20.50	$15.82	$0.24
Third Quarter	$25.80	$16.13	$0.24
Fourth Quarter	$25.45	$17.18	$0.24

COMMON STOCK AND PER SHARE DATA

Per Common Share (1)

	2009	2008	2007	2006	2005
Basic earnings per share	$(4.40)	$1.12	$1.19	$1.42	$1.53
Diluted earnings per share	$(4.40)	$1.12	$1.19	$1.42	$1.52
Cash dividends declared per share	$0.72	$0.96	$0.96	$0.96	$0.93
Stock dividend	None	None	1%	1%	1%
Book value at period-end	$10.46	$13.66	$15.34	$15.51	$15.58
Tangible book value at period-end	$9.43	$12.22	$13.85	$15.13	$15.18
Weighted average common shares outstanding - basic	9,271,869	8,961,805	8,784,134	8,422,495	8,458,813
Weighted average common shares outstanding - diluted	9,271,869	8,983,300	8,795,366	8,448,169	8,517,598

(1) All share and per share data have been restated to give effect to stock dividends.

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report Form 10K for the year ended Dec. 31, 2009, as required to be filed with the Securities and Exchange Commission, will be furnished to any stockholder without charge upon written request to the Corporation's treasurer at our principal office at P.O. Box 58, Wellsboro, PA 16901.

The information is also available through the Citizens & Northern Bank website at www.cnbankpa.com and the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

INVESTOR INFORMATION

The Annual Meeting of Shareholders will be held in the second floor training room at the Wellsboro branch office, 90-92 Main Street in Wellsboro, PA at 2:00 p.m. Tuesday, April 20, 2010.

General shareholder inquiries should be sent to: Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901.

Our Stock Transfer Agent is: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038. Telephone: 800-278-4353

Our independent auditors are: ParenteBeard, LLC, 400 Market Street, Williamsport, PA 17701

FIVE-YEAR SUMMARY OF OPERATIONS

INCOME STATEMENT
(in thousands)

	2009	2008	2007	2006	2005
Interest and fee income	$ 67,976	$ 74,237	$ 70,221	$ 64,462	$ 61,108
Interest expense	24,456	31,049	33,909	30,774	25,687
Net interest income	43,520	43,188	36,312	33,688	35,421
Provision for loan losses	680	909	529	672	2,026
Net interest income after provision for loan losses	42,840	42,279	35,783	33,016	33,395
Noninterest income excluding securities (losses)/gains and gains from sale of credit card loans	12,669	12,883	10,440	7,970	7,636
Net impairment losses recognized in earnings from available-for-sale securities	(85,363)	(10,088)	0	0	0
Realized gains on available-for-sale securities	1,523	750	127	5,046	1,802
Gain from sale of credit card loans	0	0	0	340	1,906
Noninterest expense	33,659	33,446	33,283	31,614	28,962
(Loss) income before income tax (credit) provision	(61,990)	12,378	13,067	14,758	15,777
Income tax (credit) provision	(22,655)	2,319	2,643	2,772	2,793
Net (loss) income	(39,335)	10,059	10,424	11,986	12,984
U.S. Treasury preferred dividends	1,428	0	0	0	0
Net (loss) income available to common shareholders	$(40,763)	$ 10,059	$ 10,424	$ 11,986	$ 12,984

BALANCE SHEET AT YEAR END
(in thousands)

	2009	2008	2007	2006	2005
Available-for-sale securities	$396,288	$419,688	$432,755	$356,665	$427,298
Gross loans	721,603	743,544	735,941	687,501	653,299
Allowance for loan losses	8,265	7,857	8,859	8,201	8,361
Assets	1,321,795	1,281,637	1,283,746	1,127,368	1,162,954
Deposits	926,789	864,057	838,503	760,349	757,065
Borrowings	235,471	285,473	300,132	228,440	266,939
Stockholders' equity	152,410	122,026	137,781	129,888	131,968
Common stockholders' equity, (excluding preferred stock)	126,661	122,026	137,781	129,888	131,968

FIVE-YEAR SUMMARY OF OPERATIONS

AVERAGE BALANCE SHEET
(in thousands)

	2009	2008	2007	2006	2005
Total assets	$1,296,086	$1,280,924	$1,178,904	$1,134,689	$1,144,619
Earning assets	1,208,280	1,202,872	1,090,035	1,055,103	1,065,189
Gross loans	728,748	743,741	729,269	662,714	618,344
Deposits	886,703	847,714	812,255	750,982	702,404
Stockholders' equity	141,787	130,790	138,669	131,082	132,465

KEY RATIOS

	2009	2008	2007	2006	2005
Return on average assets	-3.03%	0.79%	0.88%	1.06%	1.13%
Return on average equity	-27.74%	7.69%	7.52%	9.14%	9.80%
Average equity to average assets	10.94%	10.21%	11.76%	11.55%	11.57%
Net interest margin (1)	3.84%	3.77%	3.51%	3.42%	3.62%
Efficiency (2)	56.97%	57.40%	68.39%	71.73%	62.68%
Cash dividends as a % of diluted earnings per share	NM	85.71%	80.67%	67.61%	61.18%
Tier 1 leverage	9.77%	10.12%	10.91%	11.22%	10.62%
Tier 1 risk-based capital	16.65%	13.99%	15.46%	16.51%	16.52%
Total risk-based capital	17.84%	14.84%	16.52%	17.97%	18.19%
Tangible common equity/tangible assets	8.72%	8.61%	9.79%	11.27%	11.09%

NM = Not a meaningful ratio

(1) Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2) The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities (losses)/gains and gains from sale of credit card loans.

QUARTERLY FINANCIAL DATA

The following table presents summarized quarterly financial data for 2009 (unaudited, in thousands, except per share)

2009 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$ 17,571	$ 17,341	$ 16,808	$ 16,256
Interest expense	6,606	6,164	6,016	5,670
Interest margin	10,965	11,177	10,792	10,586
Provision (credit) for loan losses	(173)	93	634	126
Interest margin after provision for loan losses	11,138	11,084	10,158	10,460
Other income	2,766	3,054	3,282	3,567
Net (losses) on available-for-sale securities	(16,679)	(18,995)	(47,848)	(318)
Other expenses	8,638	9,158	8,277	7,586
(Loss) income before income tax provision	(11,413)	(14,015)	(42,685)	6,123
Income tax (credit) provision	(4,388)	(5,284)	(14,491)	1,508
Net (loss) income	(7,025)	(8,731)	(28,194)	4,615
U.S. Treasury preferred dividends	309	373	373	373
Net (loss) income available to common shareholders	($7,334)	($9,104)	($28,567)	$ 4,242
Net (loss) income per share - basic	($0.82)	($1.01)	($3.17)	$ 0.42
Net (loss) income per share - diluted	($0.82)	($1.01)	($3.17)	$ 0.42

The following table presents summarized quarterly financial data for 2008 (unaudited, in thousands, except per share)

2008 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$ 18,700	$ 18,373	$ 18,575	$ 18,589
Interest expense	8,656	7,724	7,474	7,195
Interest margin	10,044	10,649	11,101	11,394
Provision (credit) for loan losses	904	(376)	141	240
Interest margin after provision for loan losses	9,140	11,025	10,960	11,154
Other income	3,487	3,155	3,062	3,179
Net (losses) on available-for-sale securities	(110)	(867)	(4,483)	(3,878)
Other expenses	8,464	8,257	8,736	7,989
Income before income tax provision	4,053	5,056	803	2,466
Income tax provision (credit)	937	1,303	(209)	288
Net income	$ 3,116	$ 3,753	$ 1,012	$ 2,178
Net income per share - basic	$ 0.35	$ 0.42	$ 0.11	$ 0.24
Net income per share - diluted	$ 0.35	$ 0.42	$ 0.11	$ 0.24

TRUST AND FINANCIAL MANAGEMENT GROUP



Seated, from left, Nathan Gage, retirement services support manager; Deborah Scott, EVP and trust division director; Mary Wood, trust officer, Wellsboro and Larry Alderson, trust officer, Sayre. Standing, from left, Brian Tevlin, trust officer, Wellsboro and Philip Prough, manager of brokerage services.

FIVE-YEAR COMPARISON
(in thousands)

	2009	2008	2007	2006	2005
Assets	$ 605,062	$ 550,496	$ 659,193	$ 517,775	$ 418,259
Revenue	$ 3,262	$ 3,443	$ 3,440	$ 2,409	$ 2,088

The composition of Trust assets under management and accounts as of December 31, 2009 and 2008 follow:

ACCOUNTS - (in thousands)

	2009	2008
Pension/profit sharing	$ 216,478	$ 185,647
Investment management	190,611	190,726
Trusts	115,831	96,851
Custody	77,997	70,807
Estates	3,025	767
Guardianships	1,120	5,698
Total	**$ 605,062**	**$ 550,496**

INVESTMENTS - (in thousands)

	2009	2008
Mutual funds	$ 270,235	$ 189,670
Bonds	134,604	146,946
Stocks	99,650	99,197
Savings and money market funds	94,446	109,281
Miscellaneous	3,996	3,724
Real estate	1,600	1,076
Mortgages	531	602
Total	**$ 605,062**	**$ 550,496**

2009 ADVISORY BOARDS

Our Advisory Board members are the eyes and ears of their communities. We are grateful for their time, talent and loyalty to our local Citizens & Northern offices.

ATHENS and **SAYRE**: Virginia L. Reap, Mark Elsbree, Warren J. Croft, Max P. Gannon, Jr., R. Bruce Haner, Susan E. Hartley, Dr. Edward Jones, Wayne E. Lowery, David Rosenbloom, Mary Theresa Sullivan, L. Joseph Tomasso, Jr.

COUDERSPORT: Michael Wetzel, Jr., Edwin H. Corey, Joseph F. Costa, Patrice D. Lavavasseur, Robert C. Smith.

DUSHORE and **LAPORTE**: Brenda Whiteley, Linda MN. Etzel, Ronald A. Gutosky, Leo F. Lambert, Kerry A. Meehan, William B. Saxe, Leonard Simpson.

EAST SMITHFIELD: Peggy A. Brown, Thomas G. Furman, James G. Wilcox.

ELKLAND: Lynette Burrous, Mary C. Heitzenrater, Mark R. Howe, John C. Kenyon, Edward L. Learn.

EMPORIUM: Kimberlea Whiting, Edwin W. Tompkins, III, Peter Fragale.

JERSEY SHORE: Debra R. Martin, Thomas F. Charles, Melanie McLane, David A. Schall.

KNOXVILLE: Amy Wherley, Brian Bicksler, L. Grant Gehman, Karl W. Kroeck, William W. Roosa.

LIBERTY: Joan Blackwell, Lyle R. Brion, Lawrence J. Connolly, James H. Route, Jr., Ray E. Wheeland.

MANSFIELD: Kelly Ingerick, David Kurzejewski, Larry Mansfield, Joseph R. Maresco.

MUNCY: Dawn Myers, James R. Fetter, Jr., Thomas D. Hess, Roger D. Jarrett.

OLD LYCOMING: Stacy Elliott, John Confer, Karen Maseto, Louis "Terry" Waldman.

PORT ALLEGANY: Michael Wetzel, Jr., P. Gregory Buchanan, Edwin M. Schott, Madelyn Farber.

RALSTON: Courtney Baker, William W. Brooks, III, Stephen L. Davis, Ronald Roan.

TIOGA: Lisa Cook, C. Frederick LaVancher, Leisa L. LaVancher, Dirk D'Haene.

TOWANDA and **MONROETON**: Dorine Crisman, Gary Baker, James A. Bowen, Mark Gannon, W. John Greenland, Jeffrey A. Smith, Mark W. Smith.

TROY: William Holmes, Dennis F. Beardslee, Roy W. Cummings, Jr., J. Robert Garrison, Gregory W. Powers, Evan S. Williams, Jr.

WELLSBORO: Todd Coolidge, Donald R. Abplanalp, Robert F. Cox, Jr., R. Robert DeCamp, Craig Eccher, Jan E. Fisher, Scott Lewis, Edward H. Owlett, III.

WILLIAMSPORT: Keith Boatman, Daniel Mathers, Raymond Mattie, Frank G. Pellegrino, Ann M. Tyler.

WYSOX: Debra S. Kithcart, Robert L. Fulmer, Gary Hennip, James E. Towner, Walter E. Warburton, Jr.

2009 BOARD OF DIRECTORS

Citizens & Northern Corporation
Citizens & Northern Bank



Seated, from left, Karl W. Kroeck, Jan E. Fisher, Leo F. Lambert and R. Robert DeCamp. Standing, from left, Susan E. Hartley, R. Bruce Haner, Leonard Simpson, Dennis F. Beardslee, James E. Towner, Charles H. Updegraff, Jr., Raymond R. Mattie and Edward H. Owlett, III. Absent from photo: Edward L. Learn and Ann M. Tyler.

Citizens & Northern Board Members

Dennis F. Beardslee	Owner, Terrace Lanes Bowling Center
R. Robert DeCamp	President, Patterson Lumber Co., Inc. (Emeritus)
Jan E. Fisher	Executive Vice President/COO, Laurel Health System
R. Bruce Haner	Auto buyer for new car dealers
Susan E. Hartley	Attorney at law
Karl W. Kroeck	Farmer (Emeritus)
Leo F. Lambert	President/General Manager, Fitzpatrick & Lambert, Inc.
Edward L. Learn	Former owner, Learn Hardware and Building Supply
Raymond R. Mattie	President, M&S Conversion Co., Inc.
Edward H. Owlett, III	President and CEO, Putnam Company
Leonard Simpson	Attorney at law and Sullivan County District Attorney
James E. Towner	General Manager, The Times Tribune
Ann M. Tyler	Certified Public Accountant, Ann M. Tyler CPA, PC
Charles H. Updegraff, Jr.	C&N President and Chief Executive Officer

Canisteo Valley Corporation Board Members

Charles H. Updegraff, Jr.	Chairman, president and CEO
Carl E. Chase	Pharmacist, retired
William O. Hatch	President, Staffing & Payroll Solutions, Inc.
Karl W. Kroeck	Farmer
Harold L. Miller	Building construction, retired
Brian C. Schu	Attorney at Law

RETIREMENTS AND SERVICE AWARDS

Since last March, six long time employees with a combined 161 years of service have retired. We will miss their expertise and wish them a long, happy and healthy retirement:

Carol Noe, head teller, Coudersport, retired March 31, 2009 with 32 years of service.

Irma McConnell, customer service representative in Muncy, retired Aug. 11, 2009 with nine years of service.

Craig G. Litchfield, chairman, president and CEO, retired Dec. 31, 2009 with 37 years of service.

James Parks, business development specialist in Towanda, retired Jan. 2, 2010 with 12 years of service.

Gail Davis, First State Bank Canisteo branch manager, retired Jan. 4, 2010 with 35 years of service.

Thomas Briggs, facilities manager, retired Jan. 22, 2010 with 36 years of service.

Citizens & Northern is very fortunate to have a tremendous talent pool of dedicated and loyal employees. In 2009, 18 long-term employees were honored for a combined 360 years of service to the corporation. Honored were:

35 YEARS: Tom Briggs, facilities manager, Wellsboro
Charles H. Updegraff, Jr., C&N president and CEO
Gail Davis, First State Bank Canisteo branch manager

30 YEARS: George Raup, EVP and chief information officer, Wellsboro
Joan Grenell, accountant, Towanda

25 YEARS: Dawn Myers, Muncy branch manager
Carla Packard, loan processor, Wellsboro
Stan Dunsmore, commercial loan officer, Coudersport

20 YEARS: Heather Jackson, senior teller, First State Bank, Hornell

15 YEARS: Barbara Clinger, teller, Emporium
Linda Koeppel, customer service representative, Wellsboro

10 YEARS: Nancy Hardes, teller, Port Allegany
Shelley D'Haene, cash management coordinator, Wellsboro
James Butters, trust, Wellsboro
Larry Alderson, trust, Sayre
Dawn Monro, customer service representative, Troy
Erath Zelewicz, teller, Dushore
Alan Dickerson, custodian, Coudersport

2009 E-NITIATIVES



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2009 was the year Citizens & Northern Corporation placed a major emphasis on "going green". This movement toward greener banking benefits our customers' wallets as well as helping reduce their carbon footprints.

Our popular e-z Money Checking account rewards our customers with a very competitive rate of interest in return for which they opt into electronic statements, use their debit card instead of paper checks and take advantage of our bill pay and ACH capabilities.

Electronic banking also adds to your financial institution's bottom line by significantly reducing costs associated with paper based transactions.

Our comprehensive electronic banking campaign opened in July of 2009 and continued through September. Our customers embraced the concept of green banking, with more than 3,000 new enrollments in Internet Banking, electronic statements, mobile banking, telephone banking and online bill payment.

Also in 2009 we launched e-mail blasts, which allow us to quickly and inexpensively keep in touch with our customers via e-mail. This e-mail communication allows us to better segment our market, while serving as a companion to more traditional forms of advertising.

Finally, 2009 was the year we initiated the blog on our website. The blog has been a valuable and popular tool for our customers and shareholders, who are able to post financial questions and comments and receive an immediate response.

OUR OFFICES

Athens	428 S. Main St., Athens, PA 18810	570-888-2291
Canisteo	3 Main St., Canisteo, NY 14823	607-698-4295
Coudersport	10 N. Main St., Coudersport, PA 16915	814-274-9150
Dushore	111 W. Main St., Dushore, PA 18614	570-928-8124
East Smithfield	Main St., East Smithfield, PA 18817	570-596-3131
Elkland	104 Main St., Elkland, PA 16920	814-258-5111
Emporium	135 E. Fourth St., Emporium, PA 15834	814-486-1112
Hornell	6250 County Rte. 64, Hornell, NY 14843	607-324-4081
Jersey Shore	230 Railroad St., Jersey Shore, PA 17740	570-398-4555
Knoxville	102 E. Main St., Knoxville, PA 16928	814-326-4151
Laporte	514 Main St., Laporte, PA 18626	570-946-4011
Liberty	4534 Williamson Trail, Liberty, PA 16930	570-324-2331
Mansfield	1085 Main St., Mansfield, PA 16933	570-662-1111
Monroeton	RR2, Monroeton, PA 18832	570-265-2157
Muncy	3461 Route 405 Hwy., Muncy, PA 17756	570-546-6666
Old Lycoming	1510 Dewey Ave., Williamsport, PA 17701	570-323-9305
Port Allegany	100 Maple St., Port Allegany, PA 16743	814-642-2571
Ralston	24 Thompson St., Ralston, PA 17763	570-995-5421
Sayre	1827 Elmira St., Sayre, PA 18840	570-888-2220
South Williamsport	2 E. Mountain Ave., South Williamsport, PA 17702	570-601-3016
Tioga	41 Main St., Tioga, PA 16946	570-835-5236
Towanda	428 Main St., Towanda, PA 18848	570-265-6171
Troy	Court House Square, Troy, PA 16947	570-297-2158
Wellsboro	90-92 Main St., Wellsboro, PA 16901	570-724-3411
Williamsport	130 Court St., Williamsport, PA 17701	570-320-0100
Wysox	Route 6, Wysox, PA 18854	570-265-9148

CITIZENS & NORTHERN BANK

FIRST STATE BANK

Citizens & Northern Corporation

2009 annual highlights

Member FDIC

Citizens & Northern Corporation

2009 annual highlights

CITIZENS & NORTHERN BANK

FIRST STATE BANK

Member FDIC